Exhibit 5.1

[BNYM Letterhead]

April 28, 2015

The Bank of New York Mellon Corporation,

One Wall Street,

New York, NY 10286.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 1,000,000 depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of Series E Noncumulative Perpetual Preferred Stock, liquidation preference of $100,000 per share, $0.01 par value per share (the “Series E Preferred Stock”), of The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”), and evidenced by a depositary receipt (the “Depositary Receipt”) to be issued pursuant to a Deposit Agreement, dated as of April 27, 2015 relating to the Depositary Shares (the “Deposit Agreement”), among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as depositary (the “Depositary”), and the holders from time to time of the Depositary Receipt described therein, I, as counsel for the Company, or attorneys under my supervision, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that, (1) when (i) issued as contemplated by the Company’s Registration Statement on Form S-3 (File No. 333-189568) (the “Registration Statement”) and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement, and (ii) paid for in accordance with the terms of the Underwriting Agreement, dated April 23, 2015 (the “Underwriting Agreement”), among the Company and Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and BNY Mellon Capital Markets, LLC, as Representatives of the several Underwriters named therein, the shares of the Series E Preferred Stock to be deposited with the Depositary pursuant to the Deposit Agreement (the “Series E Preferred Shares”) will have been validly issued, fully paid and non-assessable, (2) upon due issuance by the Depositary of the Depositary Receipt evidencing the Depositary Shares against the deposit of the Series E Preferred Shares in accordance with the terms of the Deposit Agreement and payment therefor in accordance with the Underwriting Agreement, the Depositary Shares will have been validly issued, and (3) when (x) the Series E Preferred Shares have been issued as contemplated by the

The Bank of New York Mellon Corporation April 28, 2015 Page 2

Registration Statement and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement and (y) the Depositary Receipt has been issued in accordance with the terms of the Deposit Agreement, the Depositary Receipt will constitute a valid and legally binding obligation of the Company and entitle the holder thereof to the rights specified in the Depositary Receipt and the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on factual information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Series E Preferred Shares will have been deposited with the Depositary in accordance with the Deposit Agreement, that the Deposit Agreement will have been duly authorized, executed and delivered by the Depositary, that the certificates evidencing the Series E Preferred Shares and the Depositary Receipt will conform to the respective specimens thereof examined by me, or attorneys under my supervision, that the certificate evidencing the Depositary Receipt will have been duly executed and delivered by one of the Depositary’s authorized officers and, if executed in facsimile by the Depositary, will have been duly signed by a registrar of the Depositary Receipt, that the certificate for the Series E Preferred Shares will have been duly countersigned and registered by the registrar and transfer agent of the Series E Preferred Shares, and that the signatures on all documents examined by me, or attorneys under my supervision, are genuine, assumptions which I have not independently verified.

This opinion letter has been prepared to be filed by the Company as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Registration Statement. I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the use of my name therein and in the Prospectus Supplement, dated April 23, 2015, under the caption “Validity of Securities”, which supplements the Prospectus, dated June 25, 2013. By giving such consent, I do not hereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

/s/ KATHLEEN B. MCCABE

Kathleen B. McCabe Chief Securities Counsel